FOR IMMEDIATE RELEASE

Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	617-301-7099
Fax: 617-301-7010	617-301-7010
rforrester@combinatorx.com	gnugent@combinatorx.com

     COMBINATORX REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2008 -- Positive Phase 2a Data for CRx-191 Sets the Stage for Additional Milestones in 2008 --

Cambridge, MA, May 6, 2008 - CombinatoRx, Incorporated (NASDAQ: CRXX), today reported financial results for the first quarter ended March 31, 2008.

“With the positive Phase 2a clinical results for CRx-191 reported in the first quarter, we have once again demonstrated the successful translation of our core drug discovery approach into human clinical data,” commented Alexis Borisy, President and CEO of CombinatoRx. “Additional Phase 2 data sets and other clinical milestones are expected during 2008, which is shaping up to be a watershed year for the Company.”

First Quarter 2008 and Recent Accomplishments

Product Pipeline Highlight:

-Reported positive Phase 2a clinical data for CRx-191 in plaque psoriasis in which statistically significant reductions in psoriatic infiltrate thickness and erythema (redness) were observed as well as clinically significant improvements in clinical skin assessments. Importantly, when comparing the activity of the CRx-191 combination versus its individual components, CRx-191 demonstrated statistically significant improvements versus its components on the combined clinical index of infiltrate and on erythema. Based on this encouraging data, CombinatoRx has initiated conversations with prospective partners to secure resources focused on maximizing the potential of CRx-191, the first in a series of topical dermatology product candidates within the CombinatoRx portfolio.

Progress on 2008 Product Development Goals:

-We remain on track with regard to our product development goals for 2008 which include:

o	CRx-102 Phase 2b clinical data.

Enrollment in the CRx-102 Phase 2b knee osteoarthritis clinical trial is proceeding as planned and data remains on track for the second half of 2008 with Phase 2b rheumatoid arthritis data to follow.

o	Report multiple additional Phase 2 clinical data sets:

We reported positive Phase 2a clinical results with CRx-191 in plaque psoriasis during the first quarter of 2008.

CRx-197 remains on track for the initiation and completion of Phase 2a topical dermatology clinical trials, including plaque psoriasis and atopic dermatitis, in the second half of 2008.

CRx-401 in Type-2 diabetes continues to enroll and remains on track for data in the

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second half of 2008.

o	We are making significant progress in advancing our pool of early-stage product candidates including programs focused on B-cell malignancies, hepatitis C and topical dermatology.

o	We are continuing to discover and advance new programs including funded research such as cystic fibrosis, Huntington’s disease, Duchenne muscular dystrophy, and ophthalmic and infectious disease, as well as Next Generation product opportunities.

o	Executing on our previously announced 2008/2009 partnering campaign by initiating conversations with prospective dermatology partners based on the positive CRx-191 Phase 2a clinical data.

Research Highlight:

-Presented a novel approach to complex biological modeling at the Future Challenges for Systems Biology Conference in Tokyo, Japan. The research presented elucidated the advantages of combination systems biology in helping to establish the efficacy and selectivity of synergistic combinations in complex biological systems.

Business Highlights:

-Received a United States patent with broad composition of matter and method of use claims covering combinations of tricyclic antidepressants (TCA) and glucocorticoids, including CRx-191 and other product candidates.

-Received a $1.3 million research grant from the U.S. Army Medical Research Institute for Infectious Diseases (USAMRIID) for the research and discovery of potential treatments for viral hemorrhagic fevers (VHFs). VHFs are caused by several distinct families of viruses that affect multiple organ systems in the body, and are often accompanied by hemorrhage (bleeding). Many of these viruses cause severe, life-threatening disease.

Organizational Changes:

-Daniel Grau, Chief Operating Officer, has accepted a position as chief executive officer of a venture-backed biotechnology company, and is therefore leaving the CombinatoRx management team. Robert Forrester, Executive Vice President and Chief Financial Officer and John Randle, Ph.D., Senior Vice President of Commercial Development will assume his responsibilities going forward.

First Quarter 2008 Financial Results (Unaudited):

As of March 31, 2008, CombinatoRx had cash, cash equivalents, restricted cash and short-term investments of $99.0 million compared to $112.6 million on December 31, 2007.

Total revenue was $3.4 million in the first quarter of 2008 compared to $3.6 million reported in the first quarter of 2007. The decrease is due primarily to a decrease in revenue recognition under our research and license agreement with Angiotech as a result of our extension of the research term.

Net loss for the quarter ended March 31, 2008 was $16.7 million or $0.48 per share as compared to $12.5 million or $0.44 per share in the first quarter of 2007. Stock-based compensation expense was approximately $1.7 million in the first quarter of 2008 as compared to $2.2 million in the first quarter of 2007.

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Research and development expenses totaled $17.0 million in the first quarter of 2008 compared to $12.8 million in the first quarter of 2007. The increase is due primarily to costs associated with the clinical development of our drug candidates, including Phase 2b clinical trials for CRx-102 and a Phase 2a clinical trial of CRx-401.

General and administrative expenses were $3.9 million in the first quarter of 2008 compared to $4.5 million in the first quarter of 2007.

2008 Financial Guidance

Based on current operating plans, we plan to end 2008 with revenue between $15.0 and $20.0 million and a net loss, excluding stock-based compensation and depreciation expense, in the range of $49.0 to $55.0 million and cash, cash equivalents, restricted cash and short-term investments of between $58.0 and 64.0 million.

Conference Call Information:

Robert Forrester, Executive Vice President and Chief Financial Officer of CombinatoRx will provide an update on the Company and discuss first quarter 2008 financial results via conference call at 8:30 a.m. ET on Thursday, May 6, 2008. To access the call, please dial 800-299-8538 or 617-786-2902 (international) five minutes prior to the start time and provide the passcode 26258209. A replay of the call will be available from 10:30 a.m. ET on May 6, 2008 until May 20, 2008. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 17458480. A live audio webcast of the call will also be available on the "Investors" section of the company's website, www.combinatorx.com. An archived audio webcast will be available on the CombinatoRx website approximately two hours after the event and will be archived for 14 days.

About CombinatoRx:

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in Phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive Phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its financial condition and results of operations, financial guidance for the fiscal year 2008, its product candidates, including CRx-191, and their clinical potential, its plans for clinical, preclinical and formulation development of its product candidates, its business development plans and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company's ability to initiate and successfully complete clinical trials of its product candidates, risks associated with the preclinical development of its product candidates, the Company’s ability to successfully out-license its product candidates to third parties for further development, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the

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Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2008 CombinatoRx, Incorporated. All rights reserved. -end-

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Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

CombinatoRx, Incorporated
Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months ended March 31,

	2008	2007

Revenue:
Collaborations	$ 2,927	$ 3,192
Government contracts and grants	428	442

Total revenue	3,355	3,634

Operating expenses:
Research and development	16,986	12,762
General and administrative	3,857	4,507

Total operating expenses	20,843	17,269

Loss from operations	(17,488)	(13,635)
Investment income	1,179	1,427
Interest expense	(382)	(245)

Net loss before provision for income taxes	(16,691)	(12,453)
Provision for income taxes	(20)	(21)

Net loss	$ (16,711)	$(12,474)

Net loss per share applicable to common stockholders—basic and diluted	$ (0.48)	$(0.44)

Weighted average number of common shares used in net loss per share calculation –
basic and diluted	34,707,142	28,635,258

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CombinatoRx, Incorporated
Consolidated Balance Sheets
(in thousands except per share data)
(Unaudited)

	As of	As of
	March 31,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$ 9,735	$ 11,585
Restricted cash	50	50
Short-term investments	85,258	96,999
Accounts receivable	399	397
Unbilled accounts receivable	694	746
Prepaid expenses and other current assets	1,547	2,526

Total current assets	97,683	112,303

Property and equipment, net	15,566	15,933
Restricted cash and other assets	4,087	4,007

Total assets	$ 117,336	$ 132,243

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 2,527	$ 1,964
Accrued expenses	6,536	4,751
Deferred revenue	5,265	5,431
Current portion of notes payable, net of discount	3,176	3,099
Current portion of lease incentive obligation	649	649

Total current liabilities	18,153	15,894

Convertible notes payable of subsidiary	13,575	13,404
Notes payable, net of current portion and discount	4,595	5,415
Deferred revenue, net of current portion	10,788	12,068
Deferred rent	2,175	2,190
Lease incentive obligation, net of current portion	5,083	5,245

Minority interest in subsidiary	2,823	2,792

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value: 60,000 shares authorized; 34,845 and 34,822 shares issued
and outstanding at March 31, 2008 and December 31, 2007, respectively	35	35
Additional paid-in capital	262,814	261,187
Accumulated other comprehensive income	250	226
Accumulated deficit	(202,955)	(186,213)

Stockholders’ equity	60,144	75,235

Total liabilities and stockholders’ equity	$ 117,336	$ 132,243

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